CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Securities Funds (Invesco Investment Securities Funds) of our reports dated April 29, 2016, relating to the financial statements and financial highlights, which appear in the Invesco Government Money Market Fund (formerly Invesco Money Market Fund) and Invesco U.S. Government Fund’s Annual Report on Form N-CSR for the year ended February 29, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 30, 2017